Appendix H

EXECUTION VERSION

CONSULTING AGREEMENT

        Consulting Agreement (this “Agreement”), dated as of November 28, 2006, by and between National Home Health Care Corp., a Delaware corporation having an address at 700 White Plains Road, Scarsdale, New York 10583 (the “Company”), and Frederick H. Fialkow, an individual having an address at 2940 Bent Cypress Road, Wellington, Florida 33414 (the “Consultant”).

W I T N E S S E T H

        WHEREAS, the Consultant served as the Chairman of the Board of Directors of the Company pursuant to the terms of an Amended and Restated Employment Agreement dated as of November 1, 2001 (as amended and extended, the “Employment Agreement”).

        WHEREAS, the Company and the Consultant desire to terminate the Employment Agreement in all respects (other than as expressly set forth herein) as of the time of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented and otherwise modified from time to time, the “Merger Agreement”), by and among AG Home Health LLC, a Delaware limited liability company, AG Home Health Acquisition Corp., a Delaware corporation, and the Company) (the “Effective Time”), and the Company desires to retain the Consultant, and the Consultant desires to be retained, as a consultant to the Company as provided in this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

        1.    Term; Effective Time. This Agreement shall commence as of the Effective Time and shall continue for a period through and including the fifth anniversary of the Effective Time (the “Term”).

        2.    Services. The Consultant agrees that, during the Term, he will serve as a consultant to the Company and, in such capacity, perform such consulting services as the Chief Executive Officer or the Board of Directors of the Company may, from time to time, reasonably request. Such services may include, among other things, matters related to strategic planning, budgeting, marketing of the Company’s products and services, potential acquisitions and divestitures and regulatory matters. The Consultant shall report to the Chairperson of the Board of Directors of the Company. Such services shall be in the nature of a consultant and shall be performed in a manner and at such times and places as are reasonably determined by the Consultant and shall not require any specific minimum number of hours. The Consultant shall be excused from performance of the services during any period of disability, sickness or injury and the Company shall continue to pay the consultant fee during said period. It is understood and agreed that the Consultant has, or may have in the future, other commitments including other employment and that his services hereunder may be performed at flexible times and locations so as not to interfere with such other commitments of the Consultant or to impose any travel obligations on the Consultant, as the Company recognizes that Consultant will reside at least six months of the year in the State of Florida.

        3.    Compensation.

        (a)     Subject to the terms and conditions of this Section 3, in consideration for the consulting services to be provided hereunder, the Company agrees to pay to the Consultant an annual consulting fee of $100,000, which shall be payable in quarterly equal installments, payable in arrears, with the first payment to be made within ninety (90) days of the Effective Time.

        (b)     Notwithstanding anything to the contrary herein, if at the end of any Applicable Year, the EBITDA of the Company for such Applicable Year did not exceed the Yearly EBITDA Requirement, at the option of the Company, either (i) the Consultant shall promptly pay to the Company all amounts previously paid to the Consultant in respect of such Applicable Year in immediately available funds; or (ii) the Company may offset the Consultant’s payment obligations against either (A) any subsequent obligations of the Company to pay the Consultant under this Section 3 or (B) any obligations of the Company under the subordinated promissory note issued to Consultant pursuant to the Merger Agreement. If the EBITDA of the Company for such Applicable Year is at least $500,000 less than the Yearly EBITDA Requirement, the Consultant shall not be entitled to receive any quarterly installments of the $100,000 consulting fee during any subsequent Applicable Year until such time as the EBITDA of the Company for a subsequent Applicable Year exceeds the Yearly EBITDA Requirement for such Applicable Year, at which time the Company shall pay the Consultant $100,000 for such Applicable Year for which the Yearly EBITDA Requirement was met, and shall thereafter resume the quarterly installments of the consulting fee for the next succeeding Applicable Year, but subject to further suspension and renewal pursuant to the terms of this sentence.

        (c)     As used herein, the following terms have the following meanings: (i) “Base Year Amount” means, in the Base Year, (x) $8,176,500, if the EBITDA of the Company for the EBITDA Period (as defined in the Merger Agreement) as determined in accordance with the Merger Agreement is equal to or greater than $7,900,000 but less than $8,150,000, or (y) $8,435,200, if the EBITDA of the Company for the EBITDA Period as determined in accordance with the Merger Agreement is equal to or greater than $8,150,000; (ii) “Base Year” means the twelve month period which commences on the first day of the calendar quarter in which occurs the Effective Time; (iii) “Applicable Year” means the Base Year or any subsequent twelve month period (each such period commencing with the calendar quarter in which an anniversary of the Effective Time occurs) during the Term, as applicable; (iv) “Subsequent Year Amount” means the Base Year Amount plus a compound annual growth rate of 3.5% for each Applicable Year (other than the Base Year), based upon the number of consecutive twelve month periods elapsed since the start of the Base Year; and (v) “Yearly EBITDA Requirement” means, with respect to the Base Year, the Base Year Amount, and with respect to any other Applicable Year, the Subsequent Year Amount with respect to such Applicable Year.

        (d)     Notwithstanding anything to the contrary herein or in the Merger Agreement, neither any payments made under this Section 3, any management fees or incentive fees paid to Eureka Capital Partners, LLC, any payments made under Section 11 of the Employment Agreement, dated as of the date hereof, between the Company and Steven Fialkow or Section 11 of the Employment Agreement, dated as of the date hereof, between the Company and Robert Heller nor any compensation expense incurred in connection with any stock options issued to any officers, directors or employees of the Company shall be included for purposes of calculating the EBITDA of the Company under this Agreement.

        4.    Benefits.

        (a)     General. The Consultant shall be entitled during the Term to participate, at the expense of the Company, in all medical and dental benefit plans, practices and programs maintained by the Company and to receive all other fringe benefits to the extent that the Consultant was entitled to participate in such plans, practices and programs and receive such other fringe benefits under the Employment Agreement; provided, that the aggregate amount of such benefits provided to the Consultant shall not exceed $25,000 during any calendar year.

        (b)     Expenses. The Consultant shall be entitled to receive prompt reimbursement of all out-of-pocket expenses reasonably incurred by him in connection with the performance of his duties hereunder, provided the Consultant submits documentation for the reimbursement of such expenses in accordance with the policies and procedures established by the Company for its executives.

        (c)     Office Space, etc. The Company shall make available to Consultant his current office in the Company’s current executive office, and continue to provide administrative support comparable to his current support and continue to provide his current parking space. In the event that the Company relocates its executive offices during the term of this Agreement, the Company shall provide the Consultant with administrative support comparable to his current support and a parking space as nearly comparable as practicable to his current parking space, and an office comparable to the offices of the Company’s Chief Executive Officer or Chief Financial Officer.

        5.    Covenants. The Consultant hereby agrees that the covenants contained in Section 11 of the Employment Agreement (relating to confidentiality) and Section 13 of the Employment Agreement (relating to ownership of inventions, discoveries and improvements) shall continue, and shall survive the termination of the Employment Agreement, during the Term and thereafter. The Consultant hereby agrees that the covenants contained in Section 12 of the Employment Agreement (relating to non-competition) shall continue, and shall survive the termination of the Employment Agreement, during the Term. The Consultant and the Company hereby agree that the provisions of Sections 14 and 15(a) (relating to remedies for a breach of Sections 11, 12 and/or 13) of the Employment Agreement shall continue, and shall survive the termination of the Employment Agreement.

        6.    Independent Contractor. The relationship of the Consultant to the Company established by this Agreement is that of an independent contractor, and nothing contained in this Agreement shall be construed to: (a) give the Consultant the power to (i) direct or control any activities of the Company, or (ii) create or assume any obligation on behalf of the Company for any purpose whatsoever; (b) constitute the Consultant as an employee of the Company or, except as provided herein, entitle the Consultant to participate in any employee benefit plans or fringe benefit plans made available to the Company’s employees; or (c) constitute the Consultant as an agent of the Company.

        7.    Notices. All notices given hereunder shall be in writing and shall be deemed effectively given when mailed, if sent by registered or certified mail, return receipt requested, addressed to Consultant at his address set forth on the first page of this Agreement, with a copy to Joseph H. Neiman, Esq., 117 Central Avenue, Hackensack, NJ 07601, and to the Company at its address set forth on the first page of this Agreement, Attention: Chairman of the Board, with a copy to Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112-2200, Attention: Charles Weissman, Esq. and Richard Goldberg, Esq., or at such address as such party shall have designated by a notice given in accordance with this Section 7, or when actually received by the party for whom intended, if sent by any other means.

        8.    Successors and Assigns. Neither this Agreement, nor any of Consultant’s rights, powers, duties or obligations hereunder, may be assigned by Consultant. This Agreement shall be binding upon and inure to the benefit of Consultant and his heirs and legal representatives and the Company and its successors and assigns. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed the “Company” for the purpose hereof.

        9.    Termination. This Agreement may be terminated by the Company only (i) upon the Consultant’s death; (ii) if, in the opinion of a duly licensed physician selected by Consultant and reasonably acceptable to the Company, Consultant, because of physical or mental illness or incapacity, shall become substantially unable to perform the duties and services required of him under this Agreement for a period of six consecutive months; or (iii) upon the redemption in full by the Company of the subordinated promissory note issued to Consultant pursuant to the Merger Agreement.

        10.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

        11.    Applicable Law. This Agreement shall be deemed to have been made, drafted, negotiated and the transactions contemplated hereby consummated and fully performed in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

        12.    Jurisdiction and Venue. It is hereby irrevocably agreed that all disputes or controversies between the Company and Consultant arising out of, in connection with or relating to this Agreement shall be exclusively heard, settled and determined by arbitration to be held in the City of New York, County of New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The parties also agree that judgment may be entered on the arbitrator’s award by any court having jurisdiction thereof and the parties consent to the jurisdiction of any court located in the City of New York, County of New York, for this purpose. In the event any arbitrator or court determines that the Company has committed a breach of this Agreement, the Consultant shall not be entitled to any special, consequential or punitive damages and the Consultant and the Company agree that the Consultant’s damages shall be liquidated and limited to a maximum amount equal to the remaining payments owed pursuant to Section 3 hereof.

        13.    Severability. If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, the remainder of this Agreement shall continue in full force and effect.

        14.    Entire Agreement and Effect on Other Agreements. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written (including the Employment Agreement), between the parties hereto on the subject matter hereof, except that Sections 11, 12, 13, 14 and 15(a) of the Employment Agreement shall survive as set forth in Section 5 hereof. The payments and benefits provided to the Consultant under this Agreement are in lieu of all other salary or benefit continuation benefits to which the Consultant may otherwise be entitled under all other agreements, plans, policies, practices and arrangements; provided, that any amounts which are owing under the Employment Agreement as of the Effective Time shall remain owing and outstanding until paid by the Company.

        15.    Taxes. The Company may withhold from any benefits payable to Consultant all federal, state, local and other taxes and amounts as shall be required pursuant to law, rule or regulation.

        16.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NATIONAL HOME HEALTH CARE CORP.

By:/s/ Robert P. Heller Name: Robert P. Heller Title: Chief Financial Officer

/s/ Frederick Fialkow Frederick Fialkow